Exhibit 10.2

LEASE AGREEMENT
by and between
ELYRIA TAYLOR, LLC,
a Delaware limited liability company, and
ICP ONE LLC,
an Ohio limited liability company
and
INVACARE CORPORATION,
an Ohio corporation

TABLE OF CONTENTS

Title		Page

LEASE SUMMARY		i
1	PROPERTY	1
2	TERM	1
3	RENT	1
4	SECURITY DEPOSIT	2
5	PROJECT MAINTENANCE AND EXPENSES	2
6	PARKING	4
7	PERMITTED USES	4
8	ENVIRONMENTAL COMPLIANCE/HAZARDOUS MATERIALS	4
9	UTILITIES	7
10	AS-IS CONDITION	7
11	INTENTIONALLY DELETED	7
12	TENANT’S TAXES AND ASSESSMENTS	7
13	ALTERATION OF PROPERTY	8
14	INSURANCE	8
15	WAIVER, EXCULPATION AND INDEMNITY	10
16	CONSTRUCTION LIENS	11
17	QUIET ENJOYMENT	11
18	LANDLORD’S RIGHT OF ENTRY	11
19	DESTRUCTION OF BUILDINGS	12
20	EMINENT DOMAIN	12
21	BANKRUPTCY	13
22	DEFAULT	13
23	SURRENDER OF PROPERTY	14
24	HOLDING OVER	14
25	SURRENDER OF LEASE	14
26	INTENTIONALLY DELETED	14
27	INTENTIONALLY DELETED	15
28	NOTICE	15
29	ASSIGNMENT AND SUBLETTING	16
30	ATTORNEY'S FEES	16
31	JUDGMENT COSTS	16
32	BROKERS	17
33	SUBORDINATION OF LEASE	17
34	OPTIONS TO EXTEND	17
35	ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS	18
36	SHORT FORM OF LEASE	18
37	INTENTIONALLY DELETED	18
38	CROSS DEFAULT	18
39	FORCE MAJEURE	18
40	GENERAL PROVISIONS	19
Exhibits
Exhibit “A”    Property

LEASE SUMMARY
Set forth below is a summary of certain terms and conditions of the Lease Agreement between ELYRIA TAYLOR, LLC, a Delaware limited liability company and ICP ONE LLC, an Ohio limited liability company, collectively, as Landlord, and INVACARE CORPORATION, an Ohio corporation, as Tenant, solely for the convenience of the parties. In the event there is a conflict between this Lease Summary and the terms and conditions of the Lease Agreement, the terms and conditions of the Lease Agreement shall prevail.

A.	Building(s) mean one or more of those certain buildings containing approximately _________ total rentable square feet and having the street address of ____________________________. See Paragraph 1.

B.	Term means twenty (20) years from the Commencement Date, unless extended or terminated earlier by law or any provision of the Lease. See Paragraph 2.1.

C.	Commencement Date means April 23, 2015. See Paragraph 2.2.

D.
Base Rent initially means $___________ per month for the Property beginning on the Commencement Date. All rent is due on the first day of each month and shall be paid to Landlord c/o IRG Realty Advisors, LLC, 4020 Kinross Lakes Parkway, Suite 200, Richfield, Ohio 44286. See Paragraph 3.

E.	Security Deposit [Intentionally Deleted]. See Paragraph 4.

F.	Project Expenses means the sum of all Property Expenses, Taxes and Insurance Expenses related to the Property. See Paragraph 5.2.B.

G.
Permitted Use means office, warehouse and manufacturing of medical furniture, equipment and supplies and uses customarily associated therewith and shall not be used for any other purpose without Landlord’s prior written consent which shall not be unreasonably withheld, conditioned or delayed. See Paragraph 7.

H.	Utilities. Tenant shall pay the cost of its Utilities. See Paragraph 9.

I.	Options To Extend. Tenant shall have three (3) options to extend the Term for ten (10) additional years. See Paragraph 34.

J.	Taxpayer Identification Number for Tenant is 95-2680965.

i

LEASE AGREEMENT
THIS LEASE AGREEMENT (“Lease”), dated as of April 23, 2015, is made by and between ELYRIA TAYLOR, LLC, a Delaware limited liability company and ICP ONE LLC, Ohio limited liability company (collectively, “Landlord”), and INVACARE CORPORATION, an Ohio corporation (“Tenant”).
WITNESSETH
1.    PROPERTY
Landlord owns approximately ___ acres of that certain real property located at ____________________________________ (“Land”) and improved with one or more buildings containing approximately _______ square feet of space (“Buildings”). The Buildings and the Land are collectively referred to as the “Property”.
2.    TERM
2.1.    Term. The term of the Lease shall be for twenty (20) years beginning on the Commencement Date (“Term”), unless extended or sooner terminated pursuant to the terms of this Lease. The term “Lease Year” as used herein shall mean any one year period beginning on the Commencement Date, or any anniversary thereafter.
2.2.    Commencement Date. The term “Commencement Date” as used herein shall mean April 23, 2015.
3.    RENT
3.1.    Rent. Rent shall be due and payable in lawful money of the United States in advance on the first day of each month after the Commencement Date. Tenant shall pay to Landlord as base rent (“Base Rent”) for the Property, without notice or demand and without abatement, deduction, offset or set off, the sum of $___________ for the first Lease Year. Rent for any period during the Term hereof which is for less than one (1) full calendar month shall be prorated based upon the actual number of days of the calendar month involved. Tenant shall pay the first full month’s Base Rent and any other charges upon the Commencement Date.
3.2.    CPI Increases in Base Rent. Commencing on the first anniversary of the Commencement Date, and continuing on the anniversary date of each Lease Year thereafter (each, an “Adjustment Date”), there shall be increases in Base Rent in accordance with increases in the U.S. Consumer Price Index for All Urban Consumers applicable to the area in which the Land is located, as published by the U.S. Department of Labor, Bureau of Labor Statistics, sub-group “All Items” (1982-84=100) (“Index”) then in effect (“CPI”). On each Adjustment Date, the Base Rent shall be adjusted so that the Base Rent payable for the subsequent one (1) year period shall be increased to an amount as calculated by multiplying the monthly Base Rent charged during the prior period by a fraction, the numerator of which shall be the Index for the month immediately preceding the Adjustment Date, and the denominator being the Index for the month of the Commencement Date. To illustrate, and for illustration purposes only, if the new Adjustment Date is June 1, 2016, the numerator will be the CPI for May 2016, and the denominator shall be the CPI index for May 2015. If Landlord fails to adjust the Base Rent as described above within three (3) years of the Adjustment Date, such failure on behalf of Landlord shall operate as a waiver of Landlord’s right to adjust and correct retroactively, the Base Rent due for all months subject to adjustment. Amounts due from Tenant resulting from such retroactive adjustments shall be payable on demand. In the event the compilation and/or publication of the CPI shall be transferred to any other governmental department or bureau or agency or shall be discontinued or modified, Landlord may reasonably select the index most nearly the same as the CPI, which selected index shall then be used to make such calculations.

3.3.    Place of Payment. All payments under this Lease to be made by Tenant to Landlord shall be made payable to, mailed, personally delivered, or electronically transferred to Landlord at the following address or such other address(es) which Landlord may notify Tenant from time to time: c/o IRG Realty Advisors, LLC, 4020 Kinross Lakes Parkway, Suite 200, Richfield, Ohio 44286.
3.4.    Late Payment. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent (as defined in Paragraph 5.2.D. herein) pursuant to this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Accordingly, if any installment of Rent or other payment under this Lease is not received by Landlord, on or before the fifth (5th) day of the month in which such Rent or other payment is due, Landlord shall have the right to require Tenant to pay a late charge equal to five percent (5%) of such overdue amounts. Tenant shall also be responsible for a service fee equal to fifty dollars ($50.00) for any check returned for insufficient funds together with such other costs and expenses as may be imposed by Landlord’s bank. The payment to and acceptance by Landlord of such late charge shall in no event constitute a waiver by Landlord of Tenant’s default with respect to such overdue amounts, nor prevent Landlord from exercising any of the other rights and remedies granted at law or equity or pursuant to this Lease.
3.5.    Payment on Account. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent actually due hereunder shall be deemed to be other than a payment on account. No restrictive endorsement or statement on any check or any letter accompanying any check or payment shall be deemed to effect an accord and satisfaction or have any effect whatsoever. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law or in equity provided.
3.6.    [For Ohio Leases Only] Amortized Rent. For the first forty-eight (48) months following the Commencement Date, in addition to Base Rent, Tenant shall also pay the sum of $_______ per month [allocate $199,044.00 over the Ohio leases] as reimbursement for the unpaid portion of the 2014 real property taxes required to be paid by Landlord and which accrued during Tenant’s previous ownership of the Property.
3.6.    [For Florida Lease Only] Sales and Use Tax. In addition to all other sums due and payable by Tenant hereunder, Tenant shall be solely responsible for the payment of all Florida State Sales and Use Tax due on Rent payable hereunder. Tenant acknowledges that Landlord is responsible to collect such taxes on behalf of the State of Florida.
4.    SECURITY DEPOSIT
[Intentionally Deleted]
5.    PROJECT MAINTENANCE AND EXPENSES
5.1.    “Bond Type” Lease. This Lease is a “bond type” lease in which Tenant, in addition to the payment of Base Rent, shall be directly responsible for the payment of any and all Project Expenses (defined in Paragraph 5.2.B) and all Utilities (defined in Paragraph 8) with respect to the Property, and Landlord shall have no obligations of any nature with respect to the Property, except as otherwise specifically provided in this Lease. Notwithstanding any other provision of this Lease to the contrary, Tenant shall be responsible for all repair, maintenance, replacement and construction with respect to the Property and, upon expiration of the Term, Tenant shall surrender the Property to Landlord in substantially the same condition as it exists as of the date hereof, reasonable wear and tear excepted, and in accordance with Paragraph 23.
5.2.    Definitions.
A. “Insurance Expenses” shall mean the aggregate amount of the cost of fire, extended coverage, boiler, sprinkler, commercial general liability, property damage, rent, earthquake, terrorism and other insurance obtained by Landlord in connection with the Property, including insurance required pursuant to Paragraph 14.1 hereof, and the deductible portion of any insured loss otherwise covered by such insurance. All Insurance Expenses shall be paid by Tenant to Landlord in accordance with Paragraph 5.3.

B.“Project Expenses” shall mean and include Property Expenses, Taxes and Insurance.
C.“Property Expenses” shall mean the aggregate amount of the total costs and expenses connected with or related to (i) the operation, repair and maintenance of the Property, including, without limitation, electricity, gas, water, sewer and other utilities, trash removal, security, snow plowing, landscaping, mowing and weed removal, sweeping and janitorial services, electrical, plumbing, sprinkler and HVAC repair and maintenance, alarm and sprinkler system testing, maintenance and repair, (ii) the maintenance repair, resurfacing and restriping of all parking areas, loading and unloading areas, trash areas, roadways, driveways, walkways, (iii) maintaining the signage, (iv) painting of the Buildings and Property, (v) fence and gate repair and maintenance, (vi) the repair and replacement of all lighting facilities, (vii) the repair, replacement and maintenance of all roofs, foundations and the structural soundness of the foundation and walls of the Buildings, and (viii) the repair and maintenance of all equipment, facilities and components related to the Property, including but not limited to fixtures, walls (interior), finish work, ceilings, floors, utility connections and facilities, windows, glass, doors, and plate glass, downspouts, gutters, truck doors, dock levelers, bumpers, seals and enclosures, and termite and pest extermination. Tenant shall, in keeping the Property in good working order, condition and repair, exercise and perform good maintenance practices. Tenant's obligations shall include restorations, replacements or renewals when necessary to keep the Property and all improvements thereon or a part thereof in good order, condition and state of repair. Tenant agrees to return the Property to Landlord at the expiration, or prior to termination of this Lease, in as good condition and repair as when first received, normal wear and tear excepted, in accordance with Paragraph 23.
D.“Rent” or “rent” shall mean the total of all sums due to Landlord from Tenant hereunder, including but not limited to Base Rent, Amortized Rent (as defined in Paragraph 3.6) and all other fees and charges owed to Landlord as well as all damages, costs, expenses, and sums that Landlord may suffer or incur, or that may become due, by reason of any default of Tenant or failure by Tenant to comply with the terms and conditions of this Lease.
E. “Taxes” shall mean all taxes, assessments and charges levied upon or with respect to the Property or any personal property of Landlord used in the operation thereof, or Landlord’s interest in the Property or such personal property as determined on a current year basis. Taxes shall include, without limitation, all general real property taxes and general and special assessments, occupancy taxes, commercial rental taxes, charges, fees or assessments for transit, housing, police, fire or other governmental services or purported benefits to the Property, service payments in lieu of taxes, and any tax, fee or excise on the act of entering into any lease for space in the Property, or on the use or occupancy of the Property or any part thereof, or on the rent payable under any lease or in connection with the business of renting space in the Property that are now or hereafter levied or assessed against Landlord by the United States of America, the state in which the Property is located, or any political subdivision, public corporation, district or other political or public entity, whether due to increased rate and/or valuation, additional improvements, change of ownership, or any other events or circumstances, and shall also include any other tax, fee or other excise, however described, that may be levied or assessed as a substitute for or as an addition to, as a whole or in part, any other Taxes whether or not now customary or in the contemplation of the parties on the date of this Lease. Taxes shall not include franchise, transfer, inheritance or capital stock taxes or income taxes measured by the net income of Landlord from all sources unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord as a substitute for or as an addition to, as a whole or in part, any other tax that would otherwise constitute a Tax. Taxes shall also include reasonable legal fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Taxes.
5.3.    Payments. In addition to Base Rent, and beginning on the Commencement Date, Tenant shall pay to Landlord, monthly, in advance, one-twelfth (1/12) of the Insurance Expenses due for each Computation Year, in an amount estimated by Landlord and billed by Landlord to Tenant (“Estimated Expenses”). Landlord shall have the right to reasonably revise such estimates from time to time and to adjust Tenant’s monthly payments accordingly. If either the Commencement Date or the expiration of the Term shall occur on a date other than the first or last day of a Computation Year respectively, the Additional Rent for such Computation Year shall be in the proportion that the number of days the Lease was in effect during such Computation Year bears to 365. Within ninety (90) days after the expiration of each Computation Year, Landlord shall furnish Tenant with a statement of the actual amount of the Insurance Expenses (“Actual Expenses”). If the Actual Expenses for such Computation Year exceed the Estimated Expenses paid by Tenant for such Computation Year, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the Actual Expenses within thirty (30) days after the receipt of Landlord’s Expense Statement. If the total amount paid by Tenant for any such Computation Year shall exceed the actual Project Expenses for such Computation Year, such excess shall be credited against the next installments of Insurance Expenses due from Tenant to Landlord hereunder or paid within thirty (30) days of the expiration or termination of the Lease. Neither Landlord’s failure to deliver, nor late delivery of, the Estimated or Actual Expenses shall constitute a default by Landlord hereunder or a waiver of Landlord’s right to collect any payment provided for herein.
6.    PARKING
All Tenant’s vehicles located in or about the Property shall be insured at all times. NOTWITHSTANDING ANYTHING CONTAINED IN THIS LEASE TO THE CONTRARY, TENANT ACKNOWLEDGES AND AGREES THAT IT SHALL USE ANY PARKING FACILITIES AT ITS SOLE RISK AND THAT LANDLORD SHALL HAVE NO RESPONSIBILITY TO PREVENT, AND SHALL NOT BE LIABLE TO TENANT OR ANY TENANT REPRESENTATIVES FOR, DAMAGES OR INJURIES TO PERSONS OR PROPERTY PARKED OR OTHERWISE LOCATED ON OR ABOUT THE PROPERTY.
7.    PERMITTED USES
Tenant shall use and occupy the Property throughout the term of the Lease for office, warehouse and manufacturing of medical furniture, equipment and supplies and uses customarily associated therewith and for no other purpose without Landlord’s prior written consent which shall not be unreasonably withheld, conditioned or delayed; in particular no use shall be made or permitted to be made of the Property, nor acts done which will increase the existing rate of insurance upon the Buildings, or cause a cancellation of any insurance policy covering the Buildings, or any part thereof. Tenant shall comply with all laws, ordinances, rules, regulations and codes of all municipal, county, state and federal authorities pertaining to Tenant’s use and occupation of the Property. Tenant shall not commit, or suffer to be committed, any waste upon the Property or any public or private nuisance, or other act or thing which disturbs the quiet enjoyment of any other tenant in the Buildings. Tenant shall also specifically not permit the storage of fertilizer, charcoal or any other similar items that cause objectionable odors to escape or be emitted from the Property; Tenant shall insure sanitation and freedom from odor, smell and infestation from rodents or insects.
8.    ENVIRONMENTAL COMPLIANCE/HAZARDOUS MATERIALS
8.1.    Definitions. “Hazardous Materials” shall mean any (i) material, substance or waste that is or has the characteristic of being hazardous, toxic, ignitable, reactive, flammable, explosive, radioactive, mutagenic or corrosive, including, without limitation, petroleum, or any petroleum derivative, solvents, heavy metals, acids, pesticides, paints, printing ink, PCBs, asbestos, materials commonly known to cause cancer or reproductive problems and those materials, substances and/or wastes, including wastes which are or later become regulated by any local governmental authority, the state in which the Property are located or the United States Government, including, but not limited to, substances defined as “hazardous substances,” “hazardous materials,” “toxic substances” or “hazardous wastes” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq.; the Resource Conservation and Recovery Act; all environmental laws of the state where the Property is located, and any other environmental law, regulation or ordinance now existing or hereinafter enacted, (ii) any other substance or matter which results in liability to any person or entity from exposure to such substance or matter under any statutory or common law theory, and (iii) any substance or matter which is in excess of relevant and appropriate levels set forth in any applicable federal, state or local law or regulation pertaining to any hazardous or toxic substance, material or waste, or for which any applicable federal, state or local agency orders or otherwise requires removal, remediation or treatment. “Hazardous Materials Laws” shall mean all present and future federal, state and local laws, ordinances and regulations, prudent industry practices, requirements of governmental entities and manufacturer’s instructions relating to industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, presence, disposal or transportation of any Hazardous Materials, including without limitation the laws, regulations and ordinances referred to in the preceding sentence.

8.2.    Use of Property by Tenant. Tenant hereby agrees that Tenant and Tenant’s officers, employees, representatives, agents, consultants, contractors, subcontractors, successors, assigns, subtenants, concessionaires, invitees and any other occupants of the Property (for purposes of this Paragraph 8, referred to collectively herein as “Tenant Representatives”) shall not cause or permit any Hazardous Materials to be disposed of, on, under or about the Property. Tenant shall only be permitted to use and store such Hazardous Material on or about the Premises as are necessary or reasonably required for Tenant’s business related to manufacturing (“Permitted Hazardous Materials”). Tenant will follow all rules, regulations and safeguards as may be required by any insurance carrier, federal, state or local agency related to such Permitted Hazardous materials and all such Hazardous Materials will be stored, used and disposed of in a manner that complies with all Hazardous Materials Laws regulating such Hazardous Materials and with good business practices. Within sixty (60) days after the end of each calendar year, Tenant shall make available for Landlord’s inspection a list of all Permitted Hazardous Materials used or stored on or about the Property during the immediately preceding calendar year. Tenant shall at its own expense procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for the storage or use by Tenant or any of Tenant’s Representatives of Hazardous Materials on the Property, including without limitation, discharge of (appropriately treated) materials or wastes into or through any sanitary sewer serving the Property with all required permits. Tenant shall be entitled to use and store in the Property common cleaning solutions, lubricants and fuels used by Tenant in its ordinary operations, so long as the same are stored in appropriate containers in compliance with all Hazardous Materials Laws.
8.3.    Remediation. Tenant acknowledges that this lease is part of a sale/leaseback transaction and that Tenant was the previous owner and occupant of the Properties. Accordingly, if at any time during the Term any contamination of the Property by Hazardous Materials shall either occur or be discovered (even if such discovered contamination existed prior to the Term of this Lease), excluding only contamination covered by Landlord’s indemnity pursuant to Paragraph 8.7, (collectively, “Tenant’s Contamination”), then Tenant, at Tenant’s sole cost and expense, shall promptly and diligently remove such Hazardous Materials from the Property or the groundwater underlying the Property to the extent required to comply with applicable Hazardous Materials Laws to restore the Property to the same condition which existed before Tenant’s Contamination. Tenant shall not take any required remedial action in response to any Tenant’s Contamination in or about the Property, or enter into any settlement agreement, consent, decree or other compromise in respect to any claims relating to any Tenant’s Contamination without first obtaining the prior written consent of Landlord, which may be subject to conditions imposed by Landlord as determined in Landlord’s commercially reasonable discretion, provided, however, Landlord’s prior written consent shall not be necessary in the event that the presence of Hazardous Materials on, under or about the Property (i) poses an immediate threat to the health, safety or welfare of any individual or (ii) is of such a nature that an immediate remedial response is necessary and it is not possible to obtain Landlord’s consent before taking such action. Tenant and Landlord shall jointly prepare a remediation plan in compliance with all Hazardous Materials Laws and the provisions of this Lease. In addition to all other rights and remedies of Landlord hereunder, if Tenant does not promptly and diligently take all steps to prepare and obtain all necessary approvals of a remediation plan for any Tenant’s Contamination, and thereafter commence the required remediation of any Hazardous Materials released or discharged in connection with Tenant’s Contamination within thirty (30) days after all necessary approvals and consents have been obtained and thereafter continue to prosecute such remediation to completion in accordance with an approved remediation plan, then Landlord, at its sole discretion, shall have the right, but not the obligation, after written notice to Tenant to cause such remediation to be accomplished, and Tenant shall reimburse Landlord within thirty (30) business days of Landlord’s demand for reimbursement of all amounts reasonably paid by Landlord, when such demand is accompanied by reasonable proof of payment by Landlord of the amounts demanded. Tenant shall promptly deliver to Landlord, legible copies of hazardous waste manifests reflecting the legal and proper disposal of all Hazardous Materials removed from the Property as part of Tenant’s remediation of any Tenant’s Contamination.
8.4.    Disposition of Hazardous Materials. Except as discharged into the sanitary sewer in strict accordance and conformity with Paragraph 8.2 herein and all applicable Hazardous Materials Laws, Tenant shall cause any and all Hazardous Materials removed from the Property (including without limitation all Hazardous Materials removed from the Property as part of the required remediation of Tenant’s Contamination) to be removed and transported solely by duly licensed haulers to duly licensed facilities for recycling or final disposal of such materials and wastes. Tenant is and shall be deemed to be the “operator” “in charge” of Tenant’s “facility” and the “owner,” as such terms are used in the Hazardous Materials Laws, of all Hazardous Materials

and any wastes generated or resulting therefrom. Tenant shall be designated as the “generator,” as such terms are used in the Hazardous Materials Laws, on all manifests relating to such Hazardous Materials or wastes.
8.5.    Notice of Hazardous Materials Matters. Tenant shall immediately notify Landlord in writing of: (i) any enforcement, clean up, removal or other governmental or regulatory action instituted, contemplated or threatened concerning the Property pursuant to any Hazardous Materials Laws; (ii) any claim made or threatened by any person against Tenant or the Property relating to damage contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials on or about the Property; (iii) any reports made to any environmental agency arising out of or in connection with any Hazardous Materials in or removed from the Property including any complaints, notices, warnings or asserted violations in connection therewith, all upon receipt by Tenant of actual knowledge of any of the foregoing matters; and (iv) any spill, release, discharge or disposal of any Hazardous Materials in, on or under the Property, or any portion thereof. Tenant shall also supply to Landlord as promptly as possible, and in any event within thirty (30) business days after Tenant first receives or sends the same, with copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Property or Tenant’s use thereof.
8.6.    Indemnification by Tenant. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect, and hold Landlord, and each of Landlord’s employees, representatives, agents, attorneys, successors and assigns, and its directors, officers, partners, representatives, any lender having a lien on or covering the Property or any part thereof, and any entity or person named or required to be named as an additional insured in Paragraph 14.2 of this Lease, free and harmless from and against any and all claims, actions (including, without limitation, the cost of investigation and testing, consultant’s and attorney’s fees, remedial and enforcement actions of any kind, administrative (informal or otherwise) or judicial proceedings and orders or judgments arising therefrom), causes of action, liabilities, penalties, forfeitures, damages, fines, injunctive relief, losses or expenses (including, without limitation, reasonable attorneys’ fees and costs) or death of or injury to any person or damage to any property whatsoever, whether arising either before or during the Term of this Lease, and whether from or caused in whole or in part, directly or indirectly by (i) any Tenant’s Contamination, (ii) Tenant’s or Tenant’s Representatives failure to comply with any Hazardous Materials Laws with respect to the Property, or (iii) offsite disposal or transportation of Hazardous Materials on, from, under or about the Property by Tenant or Tenant’s Representatives. Tenant’s obligations hereunder shall include without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, clean up or detoxification or decontamination of the Property, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith. For purposes of the indemnity provisions hereof, any acts or omissions of Tenant, or by employees, agents, assignees, contractors or subcontractors of Tenant or others acting for or on behalf of Tenant, shall be attributable to Tenant.
8.7.    Indemnification by Landlord. Landlord shall indemnify, defend (by counsel reasonably acceptable to Tenant), protect, and hold Tenant, and each of Tenant’s employees, representatives, agents, attorneys, successors and assigns, free and harmless from and against any and all claims, actions, causes of action (including, without limitation, remedial and enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising therefrom), liabilities, penalties, forfeitures, losses or expenses (including, without limitation, reasonable attorneys’ fees and costs) or death of or injury to any person or damage to any property whatsoever, to the extent arising from or caused in whole or in part, directly or indirectly by any contamination caused by Landlord in violation of a Hazardous Material Law. Landlord’s obligations hereunder shall include without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, clean up or detoxification or decontamination of the Property, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith. This indemnity shall be specifically limited to affirmative acts of Landlord, and shall not include the acts or omissions of any other tenants of the Property or other persons.
8.8.    Tenant Certifications. Within ninety (90) days prior to the expiration of the Term, Tenant shall certify to Landlord in writing that, to the best of its knowledge, (i) the Property is free from all Hazardous Materials caused by Tenant or Tenant’s Representatives, and (ii) no such Hazardous Materials exist on, under or about the Property other than as specifically identified to Landlord by Tenant in writing. If Landlord reasonably believes that such certification is inaccurate, or if an environmental report is required by law, Landlord shall give notice to Tenant within thirty (30) days after receipt of Tenant’s certification that Tenant shall have the Property thoroughly inspected by an environmental consultant acceptable to Landlord for purposes of determining whether the Property is free from all Hazardous Materials. If Landlord fails to timely give such notice, the requirement for an environmental inspection report is not required of Tenant unless such report is otherwise required by Tenant under this Paragraph 8. Landlord’s failure to request an environmental inspection report shall in no way alter, abridge or limit Tenant’s indemnity obligation hereunder. Tenant shall deliver to Landlord a copy of the environmental consultant’s report forty-five (45) days prior to the expiration of the Lease. In the event the report discloses the existence of any Hazardous Materials, requires any clean up or any other form of response (collectively “Clean up”), Tenant shall perform such immediately and deliver the Property with the conditions specified in the report “cleaned up”, to the full satisfaction of Landlord. In the event the conditions specified in the report require Cleanup which cannot be completed prior to the expiration of the Term, Tenant shall be obligated to pay Landlord the greater of (i) the fair market rental value of the Property, or (ii) the rent hereunder, as adjusted, for each day delivery of the Property in the required condition to Landlord is delayed beyond the expiration of the Term in addition to the Cleanup costs.
8.9.    Exclusivity. The allocations of responsibility between, obligations and liabilities undertaken by, and indemnifications given by Landlord and Tenant under this Paragraph 8, shall be the exclusive provisions under this Lease, applicable to the subject matter treated in this Paragraph 8, and any other conflicting or inconsistent provisions contained in this Lease shall not apply with respect to the subject matter.
8.10.    Compliance with Environmental Laws. Tenant shall at all times and in all respects comply with all Hazardous Materials Laws. All reporting obligations imposed by Hazardous Materials Laws are strictly the responsibility of Tenant. Tenant and Landlord have been informed that certain judicial decisions have held that, notwithstanding the specific language of a lease, courts may impose the responsibility for complying with legal requirements and for performing improvements, maintenance and repairs on a landlord or tenant based on the court’s assessment of the parties’ intent in light of certain equitable factors. Tenant and Landlord have each been advised by their respective legal counsel about the provisions of this Lease allocating responsibility for compliance with laws and for performing improvements, maintenance and repairs between Tenant and Landlord. Tenant and Landlord expressly agree that the allocation of responsibility for compliance with laws and for performing improvements, maintenance and repairs set forth in this Lease represents Tenant’s and Landlord’s intent with respect to this issue.
8.11.    Survival and Duration of Obligations. All covenants, representations, warranties, obligations and indemnities made or given under this Paragraph 8 shall survive the expiration or earlier termination of this Lease for a period of five (5) years.
9.    UTILITIES
Tenant shall pay all service charges and utility deposits and fees, for water, electricity, sewage, janitorial, trash removal, gas, telephone, pest control and any other utility services furnished to the Property and the improvements on the Property during the entire term of this Lease (“Utilities”). Tenant shall pay for all Utilities in addition to Rent. Tenant shall cause each of the Utilities to be separately metered or billed and shall be responsible for any fees or deposits required in connection therewith. Landlord shall not be liable for any reason for any loss or damage resulting from an interruption of any of the Utility services.
10.    AS-IS CONDITION
Tenant accepts the Property in its present "As-Is", “Where-Is” and “With-All-Faults” condition and specifically acknowledges that the Premises and the Property are suited for the uses intended by Tenant.
11.    INTENTIONALLY DELETED
12.    TENANT’S TAXES AND ASSESSMENTS
Tenant covenants and agrees to pay promptly, when due, all personal property taxes or other taxes and assessments levied and assessed by any governmental authority upon the removable property of Tenant in, upon or about the Property.

13.    ALTERATION OF PROPERTY
Tenant shall not alter, repair or change the Property at a cost in excess of $50,000.00 and which do not affect the Buildings’ structure or the base Buildings’ systems or require obtaining a building permit or similar governmental approval or inspection (“Tenant Repairs”) without the prior written consent of Landlord which shall not be unreasonably withheld, conditioned, or delayed. In the event that Landlord has not approved the proposed Tenant repairs within ten (10) days after written notice, such proposed Tenant repair shall be deemed approved. All alterations, improvements or changes shall remain a part of and be surrendered with the Property, unless Landlord directs its removal under Paragraph 23 of this Lease.
14.    INSURANCE
14.1.    Landlord’s Insurance. Landlord shall maintain in full force and effect throughout the entire term of this Lease general comprehensive liability insurance for the Buildings and common areas (“Liability Insurance”) and general fire and extended coverage insurance, including vandalism and special form or such other or broader coverage as may from time to time be customary on the Buildings and the common areas and other areas of land within which the Buildings are located in such amounts agreed upon by the parties and acceptable to Landlord’s lender(s) (“Property Insurance”). Certificates of all such insurance policies endorsed to show payment of the premium shall be delivered to Tenant, prior to the Commencement Date and thereafter thirty (30) days following each renewal date, and such policies and certificates shall show Landlord and the beneficiary of any mortgage or deed of trust on the Property to be additional insureds as their interests may exist (or a mortgagee loss payable endorsement). Such insurance may be provided by a blanket insurance policy covering the Property, so long as the coverage on the Property is at all times at least as great as required by this Paragraph. The insurance obtained by Landlord under this Paragraph shall constitute an item of “Insurance Expenses” under Paragraph 5.2.A.
14.2.    Tenant’s Insurance. Tenant agrees to maintain in force during the term hereof, without expense to Landlord, with an insurance company with general policy holder’s rating of not less than A-VII, as rated in the most current Best’s Insurance Reports, or other company acceptable to Landlord, the policies of insurance as set forth below. Tenant shall be permitted to obtain the insurance required under this Paragraph 14 by providing a blanket policy of insurance only if such blanket policies expressly provide coverage to the Property and Landlord as required by this Lease without regard to claims made under such policies with respect to other persons or properties and in such form and content reasonably acceptable to Landlord. All such insurance policies shall be on an occurrence basis and not a claims-made basis, contain a standard separation of insureds provision, and shall name Landlord, its property manager IRG Realty Advisors, LLC (or such other property manager selected by Landlord), and their respective agents and employees as additional insureds on a primary and non-contributory basis.
A.Causes of Loss - Special Form property insurance, in an amount not less than one hundred percent (100%) of replacement cost covering all tenant improvements, betterments and alterations permitted under this Lease, floor and wall coverings, and Tenant’s office furniture, business and personal trade fixtures, equipment, furniture system and other personal property from time to time situated in the Property. Such property insurance shall include a replacement cost endorsement, providing protection against any peril included within the classification fire and extended coverage, sprinkler damage, vandalism, malicious mischief, and such other additional perils as covered in a cause of loss (special form) insurance policy. The proceeds of such insurance shall be used for the repair and replacement of the property so insured, except that if not so applied or if this Lease is terminated following a casualty, the proceeds applicable to the leasehold improvements shall first be paid to Landlord and the proceeds applicable to Tenant’s personal property shall then be paid to Tenant;
B.Commercial general liability insurance, in the name of Tenant, insuring against any liability from the use and occupancy of the Property and the business operated by Tenant. All such policies shall be written to apply to all bodily injury or death, property damage and personal injury losses, and shall include blanket contractual liability (including Tenant’s indemnity obligations under this Lease), broad form property damage liability, premise-operations and shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke or fumes from hostile fire, a contractual liability endorsement, and provide primary coverage to Landlord (any insurance policy issued to Landlord providing duplicate or similar coverage shall be deemed to be excess over Tenant’s policies), in such amounts as may from time to time be customary with respect to similar properties in the same area, but in any event not less than $3,000,000.00 per occurrence (or such other amounts as may be required by Landlord). The amounts of such insurance required hereunder shall be adjusted from time to time as requested by Landlord based upon Landlord’s determination as to the amounts of such insurance generally required at such time for comparable premises and buildings in the general geographical area of the Property. In addition, such policy of insurance shall include coverage for any potential liability arising out of or because of any construction, work of repair, maintenance, restoration, replacement, alteration, or other work done on or about the Property by or under the control or direction of Tenant;
C.Workers Compensation insurance as required by the state law applicable in the state in which the Property is located with Employers Liability insurance with limits of not less than $1,000,000.00; and
D.Business automobile liability insurance covering owned, hired and non-owned vehicles with limits of not less than $1,000,000.00 combined single limit (bodily injury and property damage) per occurrence.
In addition to the foregoing, Landlord and Tenant may mutually agree that Tenant shall maintain the Property Insurance otherwise required to be maintained by Landlord pursuant to Paragraph 14.1 above; provided, that such insurance is in such form and is in such amounts and as may be acceptable to any lender of Landlord.
14.3.    Certificates of Insurance. All policies of insurance set forth in Paragraph 14.2 above, shall provide that copies of the certificates thereof showing the premium thereon to have been paid, shall be delivered to Landlord and to IRG Realty Advisors, LLC, 4020 Kinross Lakes Parkway, Suite 200, Richfield, Ohio 44286 (or such other property manager designated by Landlord), prior to the Commencement Date and thereafter thirty (30) days following each renewal date. If Tenant fails to procure and keep in force such insurance, Landlord may procure it, and the cost thereof shall be payable immediately by Tenant to Landlord as additional rent. Such insurance may be provided by a blanket insurance policy covering the Property, so long as the coverage on the Property is at all times at least as great as required by this Paragraph 14.
14.4.    Contractors’ Insurance. If Tenant permits or causes any construction, work of repair, maintenance, restoration, replacement, alteration, or other work to be done on or about the Property by any independent contractor or other person, then Tenant shall cause such independent contractor or other person to take out and keep in force, throughout the period during which such independent contractor or other person performs any work on the Property, without expense to Landlord, the policies of insurance as set forth below. All such policies shall be provided by an insurance company with general policy holder’s rating of not less than A-VII, as rated in the most current Best’s Insurance Reports, or other company with comparable credentials. All such insurance policies shall be on an occurrence basis, and shall name Landlord, its property manager IRG Realty Advisors, LLC (or such other property manager selected by Landlord), Tenant, and their respective agents and employees as additional insureds on a primary and non-contributory basis. All policies of insurance set forth in this Paragraph 14.4 shall provide that copies of the certificates thereof showing the premium thereon to have been paid, shall be delivered to Landlord and to IRG Realty Advisors, LLC, 4020 Kinross Lakes Parkway, Suite 200, Richfield, Ohio 44286 (or such other property manager designated by Landlord), prior to the date on which such independent contractor or other person commences work on the Property and thereafter fifteen (15) days prior to each renewal date. If Tenant fails to cause such any independent contractors or other person performing work on the Property to procure and keep in force such insurance, Landlord may procure it, and the cost thereof shall be payable immediately by Tenant to Landlord as additional rent.
A.Commercial general liability insurance, in the name of Tenant, insuring against any liability from the use and occupancy of the Property and the business operated by Tenant. All such policies shall be written to apply to all bodily injury or death, property damage and personal injury losses, and shall include blanket contractual liability (including Tenant’s indemnity obligations under this Lease), broad form property damage liability, premise-operations and shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke or fumes from hostile fire, a contractual liability endorsement, and provide primary coverage to Landlord (any insurance policy issued to Landlord providing duplicate or similar coverage shall be deemed to be excess over Tenant’s policies), in such amounts as may from time to time be customary with respect to similar properties in the same area, but in any event not less than $2,000,000.00 per occurrence (or such other amounts as may be required by Landlord). The amounts of such insurance required hereunder shall be adjusted from time to time as requested by Landlord based upon Landlord’s determination as to the amounts of such insurance generally required at such time for comparable premises and buildings in the general geographical area of the Property. In addition, such policy of insurance shall include coverage for any potential liability arising out of or because of any construction, work of repair, maintenance, restoration, replacement, alteration, or other work done on or about the Property by or under the control or direction of Tenant;
B.Workers compensation insurance as required by the state law applicable in the state in which the Property is located with employer liability insurance with limits of not less than $1,000,000.00; and
C.Business automobile liability insurance covering owned, hired and non-owned vehicles with limits of not less than $1,000,000.00 combined single limit (bodily injury and property damage) per occurrence.
15.    WAIVER, EXCULPATION AND INDEMNITY
15.1.    Definitions. For purposes of this Paragraph 15, (i) “Tenant Parties” shall mean, singularly and collectively, Tenant and Tenant’s officers, directors, agents, employees, independent contractors, consultants, licensees, concessionaires, customers, guests, invitees or visitors as well as to all persons and entities claiming through any of the foregoing persons or entities, and (ii) “Landlord Parties” shall mean singularly and collectively, Landlord and Landlord’s, mortgagees, officers, directors, shareholders, partners, members, trustees, agents, employees, independent contractors, consultants, licensees, concessionaires, customers, guests, invitees or visitors as well as to all persons and entities claiming through any of the foregoing persons or entities.
15.2.    Exculpation. Tenant, on behalf of itself and of all Tenant Parties, and as a material part of the consideration to be rendered to Landlord under this Lease, hereby waives, to the fullest extent permitted by law, all claims against Landlord for loss, theft or damage to goods, wares, merchandise or other property (whether tangible or intangible) in and about the Property, for loss or damage to Tenant’s business or other economic loss (whether direct, indirect or consequential), and for the injury or death to any persons in, on or about the Property, except for damage or loss directly caused by Landlord’s gross negligence or willful misconduct.
15.3.    Landlord’s Indemnity. Landlord shall indemnify, defend (by an attorney of Landlord’s choice, reasonably acceptable to Tenant), reimburse, protect and hold harmless Tenant and all Tenant Parties from and against all third party claims, liability and/or damages arising from or related to the acts or omissions of Landlord or Landlord Parties, relating to their use, possession, or occupancy of the Property or, its obligations under this Lease, or to any work done, permitted or contracted for by any of them on or about the Property, to the extent that such liability or damage is covered by Landlord’s insurance (or would have been covered had Landlord carried the insurance as required under this Lease). It is specifically understood and agreed that Landlord shall not be liable or responsible for the acts or omissions of any of the other tenants of the Property or of any agents, independent contractors, consultants, licensees, concessionaires, customers, guests, invitees or visitors of persons other than Landlord or those acting upon Landlord’s request.
15.4.    Tenant’s Indemnity. Tenant shall indemnify, defend (by an attorney of Tenant’s choice, reasonably acceptable to Landlord), reimburse, protect and hold harmless Landlord and all Landlord Parties from and against all third party claims, liability and/or damages arising from or related to the negligence, acts or omissions of Tenant or any Tenant Parties relating to their use, possession, or occupancy of the Property or, Tenant’s obligations under this Lease, or to any work done, permitted or contracted for by any of them on or about the Property. Tenant shall cause any independent contractor or other person who performs any construction, work of repair, maintenance, restoration, replacement, alteration, or other work on or about the Property by or under the control or direction of Tenant to deliver to IRG Realty Advisors, LLC, 4020 Kinross Lakes Parkway, Suite 200, Richfield, Ohio 44286 (or such other property manager designated by Landlord) the certificate of insurance described in Paragraph 14.4.

15.5.    Waiver of Subrogation. To the extent of any and all insurance maintained, or required to be maintained, by either Landlord or Tenant in any way connected with the Property, Landlord and Tenant hereby waive on behalf of their respective insurance carriers any right of subrogation that may exist or arise as against the other party to this Lease. Landlord and Tenant shall cause the insurance companies issuing their insurance policies with respect to the Property to waive any subrogation rights that the companies may have against Tenant and Landlord, respectively, which waivers shall be specifically stated in the respective policies.
15. 6.    Survival and Duration of Obligations. All representations, warranties, obligations and indemnities made or given under this Paragraph 15 shall survive the expiration or earlier termination of this Lease.
16.    CONSTRUCTION LIENS
16.1.    Tenant shall not suffer or permit any construction liens, mechanic’s liens or materialman’s liens to be filed against Landlord’s interest in the real property of which the Property form a part nor against Tenant’s leasehold interest in the Property (“Tenant Lien”). Landlord shall have the right at all reasonable times to post and keep posted on the Property, any notices which it deems necessary for protection from such liens, or take such other action as applicable law may require to protect from such liens. In connection therewith, Tenant shall cooperate with Landlord and shall sign any notice or other documents reasonably required by Landlord to comply with such applicable law. Tenant shall have the right to contest by proper proceedings any Tenant Lien, provided that Tenant shall prosecute such contest diligently and in good faith and such contest shall not expose Landlord to any civil or criminal penalty or liability in connection therewith. In such case, within fifteen (15) days after Landlord’s demand, Tenant shall furnish Landlord a surety bond or other adequate security satisfactory to Landlord in an amount equal to one hundred twenty-five percent (125%) of the amount of such claim or such higher amount as may be reasonably required to both to indemnify Landlord against liability and hold the Property free from adverse effect in the event the contest is not successful (“Lien Bond”). The Lien Bond may be retained by Landlord until the Tenant Lien has been removed of record or until judgment has been rendered on such claim and such judgment has become final, and the judgment discharged. In the event the judgment is not discharged, Landlord shall have the right to apply such Lien Bond in discharge of the judgment on the Tenant Lien and to any actual costs, including reasonable attorneys’ fees incurred by Landlord, and shall remit the balance thereof to Tenant. In the event that a Tenant Lien is filed and Tenant does not properly contest such lien or timely post the Lien Bond, Landlord, at its election, and upon not less than fifteen (15) days prior written notice to Tenant, may pay and satisfy the Tenant Lien and, in such event the sums so paid by Landlord, including all actual and other expenses, including reasonable attorney’s fees, so paid by Landlord, shall be deemed to be Additional Rent due and shall be payable by Tenant at once without notice or demand together with interest thereon from the date of payment at the rate of eighteen percent (18%) per annum, provided such interest rate shall not exceed the maximum interest rate permitted by law. Notwithstanding the foregoing, Tenant shall have no responsibility for discharge of any mechanics’ liens filed by a contractor, subcontractor, material man, or laborer of any Landlord Party.
16.2.    Tenant agrees to give Landlord written notice not less than ten (10) days in advance of the commencement of any Tenant Repairs in order that Landlord may post appropriate notices of Landlord’s non‑responsibility. Promptly after the Tenant Repairs are completed, Tenant shall file a Notice of Completion.
17.    QUIET ENJOYMENT
Landlord covenants and agrees that Tenant, upon making all of Tenant’s payments of Rent as and when due under the Lease, and upon performing, observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept, shall peaceably and quietly hold, occupy and enjoy the Property during the term of this Lease as extended by the options described herein, if any, subject to the terms and provisions of this Lease.
18.    LANDLORD’S RIGHT OF ENTRY
Landlord or his agents shall have the right to enter the Property at reasonable times upon reasonable notice in order to examine it or to show it to prospective lenders or buyers, or to show the Property to prospective tenants during the last twelve (12) months of the then current Term, provided, however, Landlord shall use its best efforts to minimize the effect of any such entry or any interference with Tenant’s use of the Property. Upon receipt of reasonable advance notice from Landlord, Tenant shall arrange to have a designated representative accompany Landlord in entering the Property. Landlord’s right of entry shall not be deemed to impose upon Landlord any obligation, responsibility, or liability for the care, supervision or repair of the Property other than as herein provided; except that Landlord shall use reasonable care to prevent loss or damage to Tenant’s property resulting from Landlord’s entry. Notwithstanding the foregoing, Landlord shall have the right to enter the Property without first giving notice to Tenant in the event of an emergency where the nature of the emergency will not reasonably permit the giving of advance notice.
19.    DESTRUCTION OF BUILDINGS
19.1.    Partial Destruction. In the event of a partial destruction of the Building during the term of this Lease from any cause, Landlord shall forthwith repair the same, provided such repair can reasonably be made within one hundred-twenty (120) days from the happening of such destruction under applicable laws and regulations (but only to the extent of insurance proceeds made available to Landlord or any mortgagee of the Property). During such period, Tenant shall be entitled to a proportionate reduction of rent to the extent such repairs unreasonably interfere with the business carried on by Tenant in the Property. If such damage or destruction is caused primarily by the negligence or willful act of Tenant, or its employees, invitees or agents, there shall be no reduction in rent during such delay. In the event that such repair cannot reasonably be made within one hundred-twenty (120) days from the happening of such destruction under applicable laws and regulations, Landlord shall have the right to terminate this Lease by notifying Tenant in writing within sixty (60) days from the happening of such destruction of Landlord’s decision not to repair such building in which event this Lease shall be deemed terminated. If Landlord fails to give such written notice of Landlord’s decision not to repair such building within such sixty (60) days, then Landlord shall be required to commence the repair of the building promptly and thereafter diligently complete the repairs. In addition to the above, in the event that such building is partially destroyed and (i) the cost of repairing such building exceeds thirty-three and one-third percent (33-1/3%) of the replacement cost thereof, or (ii) the damage caused by the partial destruction of such building cannot reasonably be repaired within a period of one hundred-twenty (120) days from the happening of such damage, Landlord may elect to terminate this Lease, whether or not such building is insured, by written notice to Tenant given within sixty (60) days from the happening of such destruction. If Landlord fails to give such written notice of Landlord’s decision not to repair such building within such sixty (60) days, then Landlord shall be required to repair such building within one hundred-twenty (120) days from the happening of such destruction, if it can be reasonably repaired in such time, or as soon thereafter as reasonably practical if it cannot reasonably be repaired in such earlier period of time.
19.2.    Total Destruction. A total destruction of the Building shall terminate this Lease. A total destruction of such building means the cost of repairing such building exceeds seventy-five percent (75%) of the replacement cost of such building.
20.    EMINENT DOMAIN
20.1.    Definitions. For purposes of this Lease, the word “condemned” is co-extensive with the phrase “right of eminent domain”, that is, the right of the government to take property for public use, and shall include the intention to condemn expressed in writing as well as the filing of any action or proceeding for condemnation.
20.2.    Exercise of Condemnation. If any action or proceeding is commenced for the condemnation of the Property or any portion thereof, or if Landlord is advised in writing by any government (federal, state or local) agency or department or bureau thereof, or any entity or body having the right or power of condemnation, of its intention to condemn all or any portion of the Property at the time thereof, or if the Property or any part or portion thereof be condemned through such action, then and in any of such events Landlord may, without any obligation or liability to Tenant, and without affecting the validity and existence of this Lease other than as hereafter expressly provided, agree to sell and/or convey to the condemner, without first requiring that any action or proceeding be instituted, or if such action or proceeding shall have been instituted, without requiring any trial or hearing thereof, and Landlord is expressly empowered to stipulate to judgment therein, the part and portion of the Property sought by the condemner, free from this Lease and the rights of Tenant hereunder. Tenant shall have no claim against Landlord nor be entitled to any part or portion of the amount that may be paid or awarded as a result of the sale, for the reasons as aforesaid, or condemnation of the Property or any part or portion thereof, except that Tenant shall be entitled to recover from the condemner, and Landlord shall have no claim therefore or thereto, for Tenant’s relocation costs, loss of goodwill, for Tenant’s trade fixtures, any removable structures and improvements erected and made by Tenant to or upon the Property which Tenant is or may be entitled to remove at the expiration of this Lease and Tenant’s leasehold estate hereunder or any other claim available to Tenant based on any applicable state or federal law.
20.3.    Effect on Lease. If the entire Property is condemned, this Lease shall terminate as of the earlier of such taking or loss of possession. If only a part of the Buildings are condemned and taken and the remaining portion thereof is in Tenant’s reasonable discretion not suitable for purposes for which Tenant has leased the Property, either Landlord or Tenant shall have the option to terminate this Lease effective as of the earlier of such taking or loss of possession. If by such condemnation and taking only a part of the Buildings are taken, and the remaining part thereof is in Tenant’s reasonable discretion suitable for the purposes for which Tenant has leased the Property, this Lease shall continue, but the rental shall be reduced in an amount proportionate to the percentage that the floor area of that portion of the Buildings physically taken by eminent domain bears to the floor area of all of the Buildings.
21.    BANKRUPTCY
If a general assignment is made by Tenant for the benefit of creditors, or any action is taken by Tenant under any insolvency or bankruptcy act, or if a receiver is appointed to take possession of all or substantially all of the assets of Tenant (and Tenant fails to terminate such receivership within sixty (60) days after such appointment), or if any action is taken by a creditor of Tenant under any insolvency or bankruptcy act, and such action is not dismissed or vacated within thirty (30) days after the date of such filing, then this Lease shall terminate at the option of Landlord upon the occurrence of any such contingency and shall expire as fully and completely as if the day of the occurrence of such contingency was the date specified in this Lease for the expiration thereof. In such event, Tenant shall then quit and surrender the Property to Landlord.
22.    DEFAULT
If Tenant fails to pay any rent or other sum due hereunder, or in the event Tenant fails to perform any other covenant to be performed by Tenant under this Lease and continues to fail to perform the same for a period of five (5) days after receipt of written notice from Landlord pertaining thereto (or a reasonable period of time, using due diligence, if any non-monetary default cannot be cured within such five (5) day period, but not to exceed thirty (30) days), then Tenant shall be deemed to have breached this Lease and Landlord, in addition to other rights or remedies it may have, may:
A.Continue this Lease in effect by not terminating Tenant’s right to possession of the Property, and thereby be entitled to enforce all Landlord’s rights and remedies under this Lease, including the right to recover the Rent specified in this Lease as it becomes due under this Lease; or
B.Terminate Tenant’s right to possession of the Property, thereby terminating this Lease, and recover from Tenant:
(i.)The worth at the time of award of the unpaid Rent which had been earned at the time of termination of the Lease;
(ii.)The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination of the Lease until the time of award exceeds the amount of rental loss that Tenant proves could have been reasonably avoided;
(iii.)The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of rental loss that Tenant proves could be reasonably avoided; and
(iv.)Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease; or

C.In lieu of, or in addition to, bringing an action for any or all of the recoveries described in subparagraph B above, bring an action to recover and regain possession of the Property in the manner provided by the laws of unlawful detainer then in effect in the state where the Property is located. If Landlord makes any expenditure required of Tenant hereunder, or if Tenant fails to make any payment or expenditure required of Tenant hereunder, such amount shall be payable by Tenant to Landlord as Rent together with interest from the date due at the rate of ten percent (10%) per annum, provided such interest rate shall not exceed the maximum interest rate permitted by law, and Landlord shall have the same remedies as on the default in payment of Rent. The payment of interest required hereunder shall be in addition to the late charge set forth in Paragraph 3.3. Notwithstanding any other provisions of this Lease, under no circumstances shall Landlord or Tenant be liable to the other for any consequential damages arising out of the acts or omissions of Landlord or Tenant or a breach of this Lease by either party.
In any event, Landlord shall use commercially reasonable efforts to relet the Property.
23.    SURRENDER OF PROPERTY
On or before the expiration of the Term, Tenant shall vacate the Property in broom clean condition and otherwise in the same condition as existed on the Commencement Date, ordinary wear and tear and fire and casualty loss excepted, except that any improvements made within and on the Property by Tenant after the Commencement Date shall remain, in the same condition and repair as when constructed or installed, reasonable wear and tear and fire and casualty loss excepted, unless Landlord gives Tenant at least thirty (30) days prior written notice, which, if any, of such improvements in the Property are to be removed. Notwithstanding the foregoing, Landlord will notify Tenant in writing at the time of approval of any improvements/alterations which improvements/alterations shall be required to be removed at the expiration or termination of the Lease. Landlord’s failure to timely give notice to Tenant to remove any such improvements shall not relieve Tenant of its obligation to remove any such improvements requested to be removed by Landlord. In addition, Tenant shall remove from the Property all of Tenant’s personal property and trade fixtures in order that Landlord can repossess the Property on the day this Lease or any extension hereof expires or is sooner terminated. Any removal of Tenant’s improvements, Tenant’s property and/or trade fixtures by Tenant shall be accomplished in a manner which will minimize any damage or injury to the Property, and any such damage or injury shall be repaired by Tenant at its sole cost and expense with thirty (30) days after Tenant vacates.
24.    HOLDING OVER
Should Tenant hold over and remain in possession of the Property after the expiration of this Lease, without the written consent of Landlord, such possession shall be as a month‑to‑month tenant. Unless Landlord agrees otherwise in writing, Base Rent during the hold-over period shall be payable in an amount equal to one hundred twenty-five percent (125%) of the Base Rent paid for the last month of the term hereof until Tenant vacates the Property. All other terms and conditions of this Lease shall continue in full force and effect during such hold-over tenancy, which hold-over tenancy shall be terminable by either party delivering at least one (1) month’s written notice, before the end of any monthly period. Such hold-over tenancy shall terminate effective as of the last day of the month following the month in which the termination notice is given.
25.    SURRENDER OF LEASE
The voluntary or other surrender of this Lease by Tenant, or mutual cancellation thereof, shall not work a merger and may, at the option of Landlord, terminate all or any existing subleases or subtenancies or may operate as an assignment of any or all such subleases or subtenancies to Landlord.
26.    INTENTIONALLY DELETED

27.    INTENTIONALLY DELETED
28.    NOTICE
Any notice, request, demand, instruction or other document or communication required or permitted to be given hereunder shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile, email, or sent by a nationally recognized overnight courier or by certified U.S. Mail, first class, addressed as follows:

TO LANDLORD:	c/o Industrial Realty Group, LLC
11100 Santa Monica Boulevard, Suite 850
Los Angeles, California 90025
Attention: Stuart Lichter
Email: slichter@irg.cc
Telephone: (310) 806-4434
FAX: (310) 473-8702

with a copy to:	Fainsbert Mase Brown Gordon & Sussman, LLP
11100 Santa Monica Boulevard, Suite 870
Los Angeles, California 90025
Attention: Jerry A. Brown, Jr., Esq.
Email: jbrown@fms-law.com
Telephone: (310) 473-6400
FAX: (310) 473-8702

TO TENANT:	Invacare Corporation
One Invacare Way
Elyria, Ohio 44035
Attention: Chief Financial Officer Robert K. Gudbranson
Phone: (440) 329-6111
Fax: (440) 366-9008

with a copy to:	Invacare Corporation
One Invacare Way
Elyria, Ohio 44035
Attention: General Counsel Anthony LaPlaca, Esq.
Phone: (440) 329-6283
Fax: (440) 329-6036

with a copy to:	Mansour Gavin, LPA
North Point Tower
1001 Lakeside Avenue, Suite 1400
Cleveland, Ohio 44114
Attention: Managing Partner
Phone: (216) 523-1500
Fax: (216) 523-1709
Any party may change their notice or email address and/or facsimile number by giving written notice thereof in accordance with this Paragraph. All notices hereunder shall be deemed given: (1) if served in person, when served; (2) if sent by facsimile or email, on the date of transmission if before 6:00 p.m. P.S.T.; provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. Mail, first class; (3) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier; or (4) if by U.S. Mail, on the third day after deposit in the mail, postage prepaid, certified mail, return receipt requested.
29.    ASSIGNMENT AND SUBLETTING
29.1.    No Assignment. Tenant shall not directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of the Property or Tenant’s leasehold estate hereunder (collectively, “Assignment”), or permit the Property to be occupied by anyone other than Tenant or sublet the Property (collectively, “Sublease”) or any portion thereof without Landlord’s prior written consent in each instance, which consent may not be unreasonably withheld, conditioned or delayed by Landlord. Notwithstanding the foregoing and provided Tenant shall not be in default under the Lease beyond applicable notice and cure provided, Tenant shall have the right to assign the Lease or sublet the Property to (i) any wholly-owned subsidiary or to any parent corporation of Tenant; or (ii) any Affiliate or entity under common control with a parent or subsidiary of Tenant; or (iii) any entity of which Tenant , a Tenant Affiliate, Tenant partner, Tenant subsidiary, Tenant parent, or entity under common control with Tenant is a majority shareholder or partner; or (iv) Tenant’s successors; or (v) any entity which acquires all or substantially all of the assets or stock of Tenant, by merger, consolidation, acquisition or other business reorganization; each of which transactions shall be a “Permitted Assignment.” An “Affiliate” shall mean any corporation or other business entity which controls, is controlled by, or is under common control with the entity in question. Within ten (10) days of the occurrence of a Permitted Assignment, Tenant shall give Landlord notice of such Permitted Assignment and shall provide copies of any documentation related thereto which is reasonably requested by Lessor. Occupancy of the Property by any Affiliate shall not be considered an assignment or sublease.
29.2.    No Relief of Obligations. No consent by Landlord to any Assignment or Sublease by Tenant shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether arising before or after the Assignment or Sublease. The consent by Landlord to any Assignment or Sublease shall not relieve Tenant of the obligation to obtain Landlord’s express written consent to any other Assignment or Sublease. Any Assignment or Sublease that is not in compliance with this Paragraph 29 shall be void and, at the option of Landlord, shall constitute a material default by Tenant under this Lease. The acceptance of Rent by Landlord from a proposed assignee or sublessee shall not constitute the consent by Landlord to such Assignment or Sublease.
30.    ATTORNEY’S FEES
In the event of any legal or equitable action arising out of this Lease, the prevailing party shall be entitled to recover all reasonable fees, costs and expenses, together with reasonable attorney’s fees incurred in connection with such action. The fees, costs and expenses so received shall include those incurred in prosecuting or defending any appeal. The prevailing party shall also be entitled to reasonable attorney’s fees incurred to collect or enforce the judgment.
31.    JUDGMENT COSTS
31.1.    Landlord. Should Landlord, without fault on Landlord’s part, be made a party to any litigation instituted by or against Tenant, or by or against any person holding the Property by license of Tenant, or for foreclosure of any lien for labor or material furnished to or for Tenant, or any such person, or otherwise arising out of or resulting from any act or transaction of Tenant, or of any such person, Tenant covenants to pay to Landlord, the amount of any judgment rendered against Landlord or the Property or any part thereof, and all costs and expenses, including reasonable attorney’s fees incurred by Landlord in connection with such litigation.
31.2.    Tenant. Should Tenant, without fault on Tenant’s part, be made a party to any litigation instituted by or against Landlord, or by or against any person holding the Property by license of Landlord, or for foreclosure of any lien for labor or material furnished to or for Landlord, or any such person, or otherwise arising out of or resulting from any act or transaction of Landlord, or of any such person, Landlord covenants to pay to Tenant, the amount of any judgment rendered against Tenant or the Property or any part thereof, and all costs and expenses, including reasonable attorney’s fees incurred by Tenant in connection with such litigation.

32.    BROKERS
Landlord and Tenant each represent and warrant to each other that it has had no dealings with any real estate broker or agent in connection with the Property and this Lease, and that it knows of no real estate broker or agent who is or might be entitled to a commission in connection with this Lease. Each of Tenant and Landlord shall indemnify and hold the other harmless from and against any such commission or finder’s fee which may be claimed by any person or broker with respect to this transaction as a result of its breach of the foregoing representation. The parties acknowledge that this Lease is part of a sale/leaseback transaction, and notwithstanding the foregoing, Landlord agrees to pay the brokerage fee associated with the sale of the Property by Tenant to Landlord upon the Closing Date as defined by the Purchase Agreement dated February 24, 2015 (the “Purchase Agreement”).
33.    SUBORDINATION OF LEASE
This Lease is subject and subordinate to any mortgages which may now or hereafter be placed upon or affect the property or Buildings of which the Property are a part, and to all renewals, modifications, consolidations, replacements and extensions hereof, provided that the holder(s) of such mortgage(s) shall agree in writing not to disturb the possession of the Property by Tenant or the rights of Tenant under this Lease so long as Tenant is not in material default (subject to applicable notice and cure rights in favor of Tenant as contained in this Lease) in the performance of its obligations thereunder and, in the event of foreclosure, Tenant agrees to look solely to the mortgagee’s interest in the Property for the payment and discharge of any obligations imposed upon the mortgagee or Landlord under this Lease. In the event that a Successor Landlord, as hereinafter defined, takes title to the Property, (i) Successor Landlord shall be bound to Tenant under all of the terms and conditions of this Lease, (ii) Tenant shall recognize and attorn to Successor Landlord as Tenant’s direct landlord under this Lease, and (iii) this Lease shall continue in full force and effect, in accordance with its terms, as a direct lease between Successor Landlord and Tenant. This clause shall be self‑operative, and no further instrument or subordination shall be necessary unless requested by a mortgagee or the insuring title company, in which event Tenant shall sign, within ten (10) business days after requested, such instruments and/or documents as the mortgagee and/or insuring title company reasonably request be signed (“SNDA”). In the event Tenant fails to execute a SNDA or an estoppel certificate as provided herein, Tenant hereby constitutes and appoints Landlord as its attorney-in-fact, with full power of substitution, to sign, execute, certify, acknowledge, deliver or record, where required or appropriate, in the name, place and stead of Tenant, all such SNDAs and estoppel certificates- for and on behalf of Tenant as may be required. For purposes of this Paragraph 33, “Successor Landlord” shall mean any party that becomes owner of the Property as the result of a (i) foreclosure under any mortgage or deed of trust; (ii) any other exercise by a lender of rights and remedies (whether under any security instrument or under applicable law, including bankruptcy law) as a result of which such lender becomes owner of the Property; or (iii) delivery by Landlord to any lender (or its designee or nominee) of a deed or other conveyance of Landlord’s interest in the Property in lieu of any of the foregoing.
34.    OPTIONS TO EXTEND
Landlord hereby grants to Tenant three (3) options to extend (“Option(s) to Extend”) the Term for the Property for an additional ten (10) years per extended option term (“Option Term(s)”), upon each and all of the terms and conditions of this Lease as amended below. Each of the Options to Extend shall be deemed automatically renewed unless Seller elects to cancel any such option upon not less than eighteen (18) months prior written notice, time being of the essence; provided, however, that Tenant has not been in material monetary default, or a material non-monetary default of this Lease more than two (2) times during any one (1) calendar year of the Term, as extended. In the event that Tenant has been in monetary default, or a material non-monetary default of this Lease more than two (2) times during any one calendar year of the Term, as extended, Landlord may elect to either terminate Tenant’s Options to Extend or may predicate Landlord’s acceptance of Tenant’s Options to Extend on receipt of additional financial assurance from Tenant as Landlord may determine. The Term, as defined in Paragraph 2 hereof, shall also include any Options to Extend properly exercised hereunder. If notice of exercise of any Option to Extend is not timely given, all further Options to Extend shall automatically expire. The rent for each Option Term shall consist of Base Rent equal to the greater of (i) the then fair market rental rate for each individual Property, or (ii) the then current rent, together with and all other charges due and payable under this Lease. After the first Lease Year of each Option Term, the Base Rent shall increase annually by the applicable CPI as set forth in Paragraph 3.2. The Options to Extend are personal to Tenant and may not be assigned without Landlord’s written consent which may be withheld in its sole discretion.

35.    ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS
35.1.    Estoppel Certificate. Landlord or Tenant shall, at any time and from time to time, upon not less than seven (7) business days’ prior request by the other party, execute, acknowledge and deliver to the requesting party , or to such other persons who may be designated in such request, a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and, if so, the dates to which the rent and any other charges have been paid in advance, and such other items requested by the requesting party, including without limitation, the lease commencement date and expiration date, rent amounts, and that no offsets or counterclaims are present. It is intended that any such statement delivered pursuant to this Paragraph may be relied upon by any prospective purchaser or encumbrancer (including assignee) of the Property.
35.2.    Financial Statements. If Landlord desires to finance, refinance, or sell the Buildings, or the Property, or any part thereof and Tenant is no longer a publically traded corporation, Tenant shall deliver to Landlord, or to such potential lender or purchaser designated by Landlord, such financial information regarding Tenant, as may reasonably be required to establish Tenants’ creditworthiness. All financial information provided by Tenant to Landlord or any lender or potential purchaser shall be held by the recipient in strict confidence and may not be used or disclosed by the recipient except for the purpose of determining Tenants’ creditworthiness in connection with Tenants’ obligations under this Lease.
36.    SHORT FORM OF LEASE
Landlord agrees to execute, deliver and acknowledge, at the request of Tenant a short form of this Lease satisfactory to counsel for Landlord and Tenant, and Tenant may in its sole discretion record the short form in the County where the Property is located.
37.    [For Ohio Leases Only] INTENTIONALLY DELETED
37.    [For Florida Lease Only] RADON GAS
Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.
38.    CROSS DEFAULT
Landlord and Tenant have contemporaneously with the execution of this Lease, entered into leases for those certain properties commonly known as: 1206 Taylor Street, Elyria, OH; 1166 Taylor Street, Elyria, OH; 1200 Taylor Street, Elyria, OH, which includes One Invacare Way, Elyria, OH; 39400 Taylor Parkway, North Ridgeville, OH; and, 2101 E Lake Mary, Sanford, FL (“Related Leases”). Tenant hereby agrees and acknowledges that the execution of this Lease and the Related Leases are all part of one overall transaction. Accordingly, Tenant specifically agrees and acknowledges that a default under any of the Related Leases during the initial twenty (20) year term only shall be deemed to be a default under this Lease and Landlord shall be entitled to exercise all of its rights and remedies as if Tenant was in default under this Lease. Tenant further acknowledges and agrees that this paragraph is a material term of this Lease and that Landlord would not have entered into this Lease without it. 38.    CROSS DEFAULT
39.    FORCE MAJEURE
In discharging its duty to operate, maintain and repair those systems as set forth in this Lease, Landlord shall be held to a standard of reasonableness and shall not be liable to Tenant for matters outside its control, including, but not limited to, acts of God, civil riot, war, strikes, labor unrest, or shortage of material, and in no event shall Landlord be liable to Tenant for incidental damages, including, but not limited to, loss of business or business interruption.

40.    GENERAL PROVISIONS
40.1.    Waiver of Jury Trial; Governing Law; Venue. EACH PARTY TO THIS LEASE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LEASE OR THE TRANSACTIONS CONTEMPLATED HEREBY. THIS LEASE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF OHIO/FLORIDA. THE PARTIES HERETO AGREE THAT VENUE SHALL BE PROPER IN ANY STATE OR FEDERAL COURT LOCATED WITHIN, OR HAVING JURISDICTION OVER, LORAIN/SEMINOLE COUNTY, OHIO/FLORIDA.
40.2.    Waiver. The waiver by Landlord of any breach of any term, covenant, or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. The acceptance of rent hereunder shall not be construed to be a waiver of any breach by Tenant of any term, condition or covenant of this Lease.
40.3.    Remedies Cumulative. It is understood and agreed that the remedies herein given to Landlord shall be cumulative, and the exercise of any one remedy of Landlord shall not be to the exclusion of any other remedy.
40. 4.    Successors and Assigns. The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of all of the parties hereto; if Landlord or Tenant is comprised of multiple parties, each of such parties hereto shall be jointly and severally liable hereunder.
40. 5.    No Personal Liability. No individual member, manager, manager of a member, partner, shareholder, director, officer, employee, trustee, investment advisor, consultant or agent of Landlord, or individual member of a joint venture, tenancy in common, firm, limited liability company or partnership (general or limited), which constitutes Landlord, or any successor interest thereof, shall be subject to personal liability with respect to any of the covenants or conditions of this Lease. Tenant shall look solely to the equity of Landlord in the Property and to no other assets of Landlord for the satisfaction of any remedies of Tenant in the event of any breach by Landlord. It is mutually agreed by Tenant and Landlord that this paragraph is and shall be deemed to be a material and integral part of this Lease. All obligations of Landlord shall be binding upon Landlord only during the period of Landlord’s ownership of the Property and not thereafter.
40. 6.    Entire Agreement. This Lease along with the Related Leases (as defined in Paragraph 38) and Purchase Agreement (as defined in Paragraph 32), the exhibits referred to therein, and any addendum executed, are the final, complete and exclusive agreement between the parties and cover in full each and every agreement of every kind or nature, whatsoever, concerning the Property and all preliminary negotiations and agreements of whatsoever kind or nature, are merged herein. Landlord has made no representations or promises whatsoever with respect to the Property, except those contained herein, and no other person, firm or corporation has at any time had any authority from Landlord to make any representations or promises on behalf of Landlord, and Tenant expressly agrees that if any such representations or promises have been made by others, Tenant hereby waives all right to rely thereon. No verbal agreement or implied covenant shall be held to vary the provisions hereof, any statute, law or custom to the contrary notwithstanding. Unless otherwise provided herein, no supplement, modification, or amendment of this Lease shall be binding unless executed in writing by the parties.
40.7.    Captions. The captions of paragraphs of this Lease are for convenience only, and do not in any way limit or amplify the terms and provisions of this Lease.
40.8.    Partial Invalidity. If any term, covenant, condition or provision of this Lease is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
40.9.    Authority. The person(s) executing this Lease warrants that he or she has the authority to execute this Lease and has obtained or has the requisite corporate or other authority to do the same.

40.10.    Approvals. Any consent or approval required hereunder shall not be unreasonably withheld, conditioned or delayed by the party from whom such consent or approval is requested unless this Lease expressly provides otherwise.
40.11.    Counterparts and Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same Agreement. The parties shall be entitled to sign and transmit an electronic signature of this Agreement (whether by facsimile, PDF or other email transmission), which signature shall be binding on the party whose name is contained therein. Any party providing an electronic signature agrees to promptly execute and deliver to the other parties an original signed Agreement upon request.
40.12.    Intentionally Deleted.
40.13.    OFAC Certification. Tenant represents and warrants to Landlord that neither Tenant nor any person or entity that owns or controls, is owned or controlled by or is under common ownership or control with Tenant, and Landlord represents and warrants to Tenant that neither Landlord nor any person or entity that owns or controls, is owned or controlled by or is under common ownership or control with Landlord: (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury pursuant to Executive Order No. 13224, 66 Federal Register 49079 (September 25, 2001) or (b) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

[Signatures contained on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement in duplicate as of the day and year first above written.
LANDLORD:
ELYRIA TAYLOR, LLC,
a Delaware limited liability company

By:	________________________
John A. Mase
Chief Executive Officer

ICP ONE LLC,
an Ohio limited liability company

By:	________________________
Christopher S. Semarjian
Manager
TENANT:
INVACARE CORPORATION,
an Ohio corporation

By:	________________________

Name:	Robert K. Gudbranson

Title:	Senior Vice President and Chief Financial Officer

Dated:

S-1

SUMMARY OF LEASE AGREEMENTS

Property	Commencement Date	Annual Base Rent	Monthly Base Rent	Amortized Real Estate Taxes (1)

1) 1166 Taylor St, Elyria, Ohio	April 23, 2015	$47,775.00	$3,981.25	$115.00

2) One Invacare Way and 1200 Taylor St, Elyria, Ohio	April 23, 2015	$1,228,737.00	$102,394.73	$2,937.62

3) 39400 Taylor Parkway, North Ridgeville, Ohio	April 23, 2015	$458,422.00	$38,201.83	$1,094.13

4) 2101 East Lake Mary, Sanford, Florida	April 23, 2015	$540,065.00	$45,005.42	--

Note:

(1)	Per Section 3.6 of the Ohio leases, Amortized Real Estate Taxes are payable for the first 48 months following the Commencement Date.